NEWS RELEASE
October 22, 2020

FOR IMMEDIATE RELEASE	CONTACT: Randall M. Chesler, CEO
(406) 751-4722
Ron J. Copher, CFO
(406) 751-7706

GLACIER BANCORP, INC. ANNOUNCES
RESULTS FOR THE QUARTER AND PERIOD ENDED SEPTEMBER 30, 2020

3rd Quarter 2020 Highlights:
•Net income of $77.8 million for the current quarter, an increase of $26.2 million, or 51 percent, over the prior year third quarter net income of $51.6 million.
•Current quarter diluted earnings per share of $0.81, an increase of 42 percent from the prior year third quarter diluted earnings per share of $0.57.
•The loan portfolio organically increased $165 million, or 1 percent, in the current quarter and increased $1.626 billion, or 17 percent, from the prior year third quarter.
•Core deposits increased $868 million, or 7 percent, during the current quarter, with non-interest bearing deposit growth of $436 million, or 9 percent. Core deposits organically increased $2.8 billion, or 26 percent, compared to the prior year third quarter, with non-interest bearing deposit growth of $1.6 billion, or 41 percent.
•Gain on sale of loans of $35.5 million, increased $9.7 million, or 37 percent, over the prior quarter and increased $25.1 million, or 243 percent, compared to the prior year third quarter.
•Interest expense of $6.1 million decreased $1.1 million, or 15 percent, over the prior quarter and decreased $4.9 million, or 44 percent, compared to the prior year third quarter.
•Bank loan modifications related to the coronavirus disease of 2019 (“COVID-19”) decreased $1.049 billion during the current quarter to $466 million, or 4.58 percent of loans excluding PPP loans.
•Non-performing assets as a percentage of subsidiary assets was 0.25 percent, which compared to 0.27 percent in the prior quarter and 0.40 percent in the prior year third quarter.
•Early stage delinquencies (accruing 30-89 days past due) as a percentage of loans in the current quarter was 0.15 percent, which compared to 0.22 percent in the prior quarter and 0.31 percent in the prior year third quarter.
•Declared a quarterly dividend of $0.30 per share, an increase of $0.01 per share or 3 percent over the prior quarter dividend. The Company has declared 142 consecutive quarterly dividends and has increased the dividend 46 times.

Year-to-Date 2020 Highlights:
•Net income of $185 million for the first nine months of 2020, an increase of $31.4 million, or 21 percent, over the first nine months of 2019 net income of $153 million.
•Diluted earnings per share of $1.95, an increase of 11 percent from the prior year first nine months diluted earnings per share of $1.76.
•The Company originated U.S. Small Business Administration (“SBA”) Payroll Protection Program (“PPP”) loans for businesses in its communities. The Company originated 16,090 PPP loans in the amount of $1.472 billion.
•The loan portfolio organically grew $1.654 billion, or 17 percent, during the first nine months of 2020. Excluding PPP loans, the loan portfolio organically increased $206 million, or 2 percent during the first nine months of 2020.
•Core deposits organically increased $2.9 billion, or 27 percent, during the first nine months of 2020, with non-interest bearings deposit growth of $1.6 billion, or 44 percent.
•Gain on sale of loans of $73.2 million, increased $49.3 million, or 206 percent, compared to the prior year first nine months.
•Dividends declared of $0.88 per share, an increase of $0.06 per share, or 7 percent, over the prior year first nine months dividends of $0.82.
•On February 29, 2020, the Company completed the acquisition of State Bank Corp., the parent company of State Bank of Arizona, a community bank based in Lake Havasu City, Arizona with total assets of $744 million.
•During the current year, S&P Dow Jones Indices selected the Company to transition from the S&P SmallCap 600® to the S&P MidCap 400®.

Financial Highlights

	At or for the Three Months ended				At or for the Nine Months ended
(Dollars in thousands, except per share and market data)	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020	Sep 30, 2019	Sep 30, 2020	Sep 30, 2019
Operating results
Net income	$77,757	63,444	43,339	51,610	184,540	153,134
Basic earnings per share	$0.81	0.67	0.46	0.57	1.95	1.76
Diluted earnings per share	$0.81	0.66	0.46	0.57	1.95	1.76
Dividends declared per share	$0.30	0.29	0.29	0.29	0.88	0.82
Market value per share
Closing	$32.05	35.29	34.01	40.46	32.05	40.46
High	$38.13	46.54	46.10	42.61	46.54	45.47
Low	$30.05	30.30	26.66	37.70	26.66	37.58
Selected ratios and other data
Number of common stock shares outstanding	95,413,743	95,409,061	95,408,274	92,180,618	95,413,743	92,180,618
Average outstanding shares - basic	95,411,656	95,405,493	93,287,670	90,294,811	94,704,198	86,911,402
Average outstanding shares - diluted	95,442,576	95,430,403	93,359,792	90,449,195	94,747,894	87,082,178
Return on average assets (annualized)	1.80%	1.57%	1.25%	1.55%	1.56%	1.63%
Return on average equity (annualized)	13.73%	11.68%	8.52%	10.92%	11.40%	12.17%
Efficiency ratio	49.16%	49.29%	52.55%	65.95%	50.21%	58.82%
Dividend payout ratio	37.04%	43.28%	63.04%	50.88%	45.13%	46.59%
Loan to deposit ratio	82.29%	86.45%	88.10%	88.71%	82.29%	88.71%
Number of full time equivalent employees	2,946	2,954	2,955	2,802	2,946	2,802
Number of locations	193	192	192	182	193	182
Number of ATMs	250	251	247	238	250	238

KALISPELL, Mont., Oct 22, 2020 (GLOBE NEWSWIRE) - Glacier Bancorp, Inc. (NASDAQ:GBCI) reported net income of $77.8 million for the current quarter, an increase of $26.2 million, or 51 percent, from the $51.6 million of net income for the prior year third quarter. Diluted earnings per share for the current quarter was $0.81 per share, an increase of 42 percent from the prior year third quarter diluted earnings per share of $0.57. Included in the current quarter was $793 thousand of acquisition-related expenses. “The Glacier team continues to do an outstanding job managing through a constantly changing and uncertain operating landscape while taking care of employees, customers and communities,” said Randy Chesler, President and Chief Executive Officer. “We are encouraged by the credit performance we see in our portfolio and believe that, in addition to our conservative credit culture, we are helped by the strong markets in which we operate as well as the increased movement into our markets as technology and business practices allow more people to consider different places to live.”

Net income for the nine months ended September 30, 2020 was $185 million, an increase of $31.4 million, or 21 percent, from the $153 million net income from the first nine months of the prior year. Diluted earnings per share for the first nine months of the current year was $1.95 per share, an increase of 11 percent, from the diluted earnings per share of $1.76 for the same period last year.

The Company continues to navigate through the coronavirus disease of 2019 (“COVID-19”) pandemic to ensure the safety of its employees and customers along with monitoring credit quality and protecting shareholder value. The Company’s geographic footprint has experienced varying levels of exposure and impact from COVID-19 and the Company’s pandemic team remains flexible in responding to the changing conditions in all the markets that it serves.

In order to meet the needs of customers impacted by the pandemic, during the second quarter of 2020 the Company modified 3,054 loans in the amount of $1.515 billion primarily with short-term payment deferrals under six months. The majority of these modified loan deferral periods expired and the loans returned to regular payment status with only $466 million loans, or 5 percent, remaining deferred as of September 30, 2020.

In addition, the Company originated SBA PPP loans for businesses in its communities. The Company originated 16,090 PPP loans in the amount of $1.472 billion during the current year. During the current quarter, these loans provided an additional $9.3 million of interest income (including net deferred fees and costs) and $438 thousand of deferred compensation costs for a total increase in income of $9.8 million ($7.3 million net of tax).

On February 29, 2020, the Company completed the acquisition of State Bank Corp., the parent company of State Bank of Arizona, a community bank based in Lake Havasu City, Arizona (collectively, “SBAZ”). SBAZ provides banking services to individuals and businesses in Arizona with ten banking offices located in Bullhead City, Cottonwood, Kingman, Lake Havasu City, Phoenix, Prescott Valley and Prescott. Upon closing of the transaction, SBAZ merged into the Company's Foothills Bank division, which expanded the Company's footprint in Arizona to cover all major markets in the state and be a leading community bank in Arizona.

The Company’s results of operations and financial condition include the SBAZ acquisition and the following table discloses the preliminary fair value estimates of selected classifications of assets and liabilities acquired:

State Bank Corp.
(Dollars in thousands)	February 29, 2020
Total assets	$745,420
Debt securities	142,174
Loans receivable	451,702
Non-interest bearing deposits	141,620
Interest bearing deposits	461,669
Borrowings	10,904

Asset Summary

					$ Change from
(Dollars in thousands)	Sep 30, 2020	Jun 30, 2020	Dec 31, 2019	Sep 30, 2019	Jun 30, 2020	Dec 31, 2019	Sep 30, 2019
Cash and cash equivalents	$769,879	547,610	330,961	406,384	222,269	438,918	363,495
Debt securities, available-for-sale	4,125,548	3,533,950	2,575,252	2,459,036	591,598	1,550,296	1,666,512
Debt securities, held-to-maturity	193,509	203,275	224,611	234,992	(9,766)	(31,102)	(41,483)
Total debt securities	4,319,057	3,737,225	2,799,863	2,694,028	581,832	1,519,194	1,625,029
Loans receivable
Residential real estate	862,614	903,198	926,388	936,877	(40,584)	(63,774)	(74,263)
Commercial real estate	6,201,817	6,047,692	5,579,307	5,548,174	154,125	622,510	653,643
Other commercial	3,593,322	3,547,249	2,094,254	2,145,257	46,073	1,499,068	1,448,065
Home equity	646,850	654,392	617,201	615,781	(7,542)	29,649	31,069
Other consumer	314,128	300,847	295,660	294,999	13,281	18,468	19,129
Loans receivable	11,618,731	11,453,378	9,512,810	9,541,088	165,353	2,105,921	2,077,643
Allowance for credit losses	(164,552)	(162,509)	(124,490)	(125,535)	(2,043)	(40,062)	(39,017)
Loans receivable, net	11,454,179	11,290,869	9,388,320	9,415,553	163,310	2,065,859	2,038,626
Other assets	1,382,952	1,330,944	1,164,855	1,202,827	52,008	218,097	180,125
Total assets	$17,926,067	16,906,648	13,683,999	13,718,792	1,019,419	4,242,068	4,207,275

Total debt securities of $4.319 billion at September 30, 2020 increased $582 million, or 16 percent, during the current quarter and increased $1.625 billion, or 60 percent, from the prior year third quarter. The Company continues to purchase debt securities with the excess liquidity produced from the increase in core deposits. Debt securities represented 24 percent of total assets at September 30, 2020 compared to 20 percent at December 31, 2019 and 20 percent of total assets at September 30, 2019.

The loan portfolio of $11.619 billion increased $165 million, or 1 percent, during the current quarter with the largest increase in commercial real estate which increased $154 million, or 3 percent. Excluding the PPP loans and the SBAZ acquisition, the loan portfolio increased $178 million, or 2 percent, since the prior year third quarter with the largest increase in commercial real estate loans which increased $318 million, or 6 percent.

Credit Quality Summary

	At or for the Nine Months ended	At or for the Six Months ended	At or for the Year ended	At or for the Nine Months ended
(Dollars in thousands)	Sep 30, 2020	Jun 30, 2020	Dec 31, 2019	Sep 30, 2019
Allowance for credit losses
Balance at beginning of period	$124,490	124,490	131,239	131,239
Impact of adopting CECL	3,720	3,720	—	—
Acquisitions	49	49	—	—
Credit loss expense	39,165	36,296	57	57
Charge-offs	(7,865)	(5,235)	(15,178)	(12,090)
Recoveries	4,993	3,189	8,372	6,329
Balance at end of period	$164,552	162,509	124,490	125,535
Other real estate owned	$5,361	4,743	5,142	7,148
Accruing loans 90 days or more past due	2,952	6,071	1,412	7,912
Non-accrual loans	36,350	35,157	30,883	40,017
Total non-performing assets	$44,663	45,971	37,437	55,077
Non-performing assets as a percentage of subsidiary assets	0.25%	0.27%	0.27%	0.40%
Allowance for credit losses as a percentage of non-performing loans	419%	394%	385%	262%
Allowance for credit losses as a percentage of total loans	1.42%	1.42%	1.31%	1.32%
Net charge-offs as a percentage of total loans	0.03%	0.02%	0.07%	0.06%
Accruing loans 30-89 days past due	$17,631	25,225	23,192	29,954
Accruing troubled debt restructurings	$39,999	41,759	34,055	32,949
Non-accrual troubled debt restructurings	$7,579	8,204	3,346	6,723
U.S. government guarantees included in non-performing assets	$4,411	3,305	1,786	3,000

Non-performing assets of $44.7 million at September 30, 2020 decreased $1.3 million, or 3 percent, over the prior quarter and decreased $10.4 million, or 19 percent, over the prior year third quarter. Non-performing assets as a percentage of subsidiary assets at September 30, 2020 was 0.25 percent. Excluding the government guaranteed PPP loans, the non-performing assets as a percentage of subsidiary assets at September 30, 2020 was 0.27 percent, a decrease of 3 basis points from the prior quarter, and a decrease of 13 basis points from the prior year third quarter. Early stage delinquencies (accruing loans 30-89 days past due) of $17.6 million at September 30, 2020 decreased $7.6 million from the prior quarter and decreased $12.3 million from the prior year third quarter. Early stage delinquencies as a percentage of loans at September 30, 2020 was 0.15 percent, which was a decrease of 7 basis points from prior quarter and a 16 basis points decrease from prior year third quarter. Excluding PPP loans, early stage delinquencies as a percentage of loans at September 30, 2020 was 0.17 percent, which was a decrease of 8 basis points from prior quarter and a 14 basis points decrease from prior year third quarter.

The current quarter credit loss expense was $2.9 million, a decrease of $10.7 million from the prior quarter credit loss expense of $13.6 million. The current year-to-date credit loss expense was $39.2 million and primarily attributable to credit loss expense related to COVID-19 and an additional $4.8 million of credit loss expense related to the SBAZ acquisition. The allowance for credit losses (“ACL”) as a percentage of total loans outstanding at September 30, 2020 was 1.42 percent which remained unchanged compared to the prior quarter. Excluding the PPP loans, the ACL as percentage of loans was 1.62 percent which also remained unchanged compared to the prior quarter.

Credit Quality Trends and Credit Loss Expense

(Dollars in thousands)	Credit Loss Expense	Net Charge-Offs	ACL as a Percent of Loans	Accruing Loans 30-89 Days Past Due as a Percent of Loans	Non-Performing Assets to Total Subsidiary Assets
Third quarter 2020	$2,869	$826	1.42%	0.15%	0.25%
Second quarter 2020	13,552	1,233	1.42%	0.22%	0.27%
First quarter 2020	22,744	813	1.49%	0.41%	0.26%
Fourth quarter 2019	—	1,045	1.31%	0.24%	0.27%
Third quarter 2019	—	3,519	1.32%	0.31%	0.40%
Second quarter 2019	—	732	1.46%	0.43%	0.41%
First quarter 2019	57	1,510	1.56%	0.44%	0.42%
Fourth quarter 2018	1,246	2,542	1.58%	0.41%	0.47%

Net charge-offs for the current quarter were $826 thousand compared to $1.2 million for the prior quarter and $3.5 million from the same quarter last year. Loan portfolio growth, composition, average loan size, credit quality considerations, economic forecasts and other environmental factors will continue to determine the level of the credit loss expense.

PPP Loans

	September 30, 2020
(Dollars in thousands)	Number of PPP Loans	Amount of PPP Loans	Total Loans Receivable, Net of PPP Loans	PPP Loans (Amount) as a Percent of Total Loans Receivable, Net of PPP Loans
Residential real estate	—	$—	862,614	—%
Commercial real estate and other commercial
Real estate rental and leasing	1,221	64,647	3,361,074	1.92%
Accommodation and food services	1,502	160,295	644,627	24.87%
Healthcare	1,928	288,612	826,809	34.91%
Manufacturing	830	80,483	193,216	41.65%
Retail and wholesale trade	1,672	168,837	471,115	35.84%
Construction	2,297	214,652	774,069	27.73%
Other	6,640	470,891	2,075,812	22.68%
Home equity and other consumer	—	—	960,978	—%
Total	16,090	$1,448,417	10,170,314	14.24%

The PPP loan originations generated $55.2 million of SBA processing fees, or an average of 3.75 percent, and $8.9 million of deferred compensation costs for total net deferred fees of $46.3 million. Net deferred fees remaining on the PPP loans at September 30, 2020 were $36.1 million, which will be recognized into interest income over the life of the loans, generally two years, or when the loans are forgiven in whole or part by the SBA. The Company has actively been working with its customers to submit applications to the SBA for forgiveness of the loans and the Company started receiving forgiveness payments in the fourth quarter of 2020.

COVID-19 Bank Loan Modifications

	September 30, 2020					June 30, 2020
(Dollars in thousands)	Total Loans Receivable, Net of PPP Loans	Amount of Unexpired Original Loan Modifications	Amount of Re-deferral Loan Modifications	Amount of Remaining Loan Modifications	Loan Modifications (Amount) as a Percent of Total Loans Receivable, Net of PPP Loans	Amount of Remaining Loan Modifications	Loan Modifications (Amount) as a Percent of Total Loans Receivable, Net of PPP Loans
Residential real estate	$862,614	28,571	—	28,571	3.31%	$66,395	7.35%
Commercial real estate and other commercial
Real estate rental and leasing	3,361,074	163,103	43,735	206,838	6.15%	587,609	18.11%
Accommodation and food services	644,627	69,328	12,854	82,182	12.75%	395,882	61.41%
Healthcare	826,809	29,136	14,117	43,253	5.23%	126,808	16.01%
Manufacturing	193,216	15,263	3,296	18,559	9.61%	49,338	24.41%
Retail and wholesale trade	471,115	13,299	2,554	15,853	3.36%	46,623	9.78%
Construction	774,069	13,337	1,188	14,525	1.88%	38,751	5.06%
Other	2,075,812	23,146	27,442	50,588	2.44%	192,060	9.40%
Home equity and other consumer	960,978	5,767	—	5,767	0.60%	11,326	1.19%
Total	$10,170,314	360,950	105,186	466,136	4.58%	$1,514,792	15.11%

In response to COVID-19, the Company modified 3,054 loans in the amount of $1.515 billion during the second quarter of 2020. These modifications were primarily short-term payment deferrals under six months. During the third quarter of 2020, the majority of the modified loan deferral periods expired, and the loans returned to regular payment status. During the current quarter, the re-deferral rate was 9.12 percent for modified loans whose original deferral period had expired, with no industry category exceeding 20 percent. As of September 30, 2020, $466 million of the modifications, or 4.58 percent of the $10.170 billion of loans, net of the PPP loans, remain in the deferral period, a reduction of $1.049 billion from the $1.515 billion of loan modifications at the end of the prior quarter.

In addition to the Bank loan modifications presented above, the state of Montana created the Montana Loan Deferment Program for only Montana-based businesses and was implemented only in the third quarter. Cares Act Funds were used to provide interest payments upfront and directly to lenders on behalf of participating borrowers to convert existing commercial loans to interest only status, resulting in the deferral of principal and interest for a period of six to twelve months. None of the interest payments are required to be repaid by the borrowers, thus providing a grant to the borrowers. This program was unique to Montana, had minimal qualification requirements, and required that participating lenders modify eligible loans to conform to the program in order for borrowers to qualify for the grant. As of September 30, 2020, the Company had $237 million in eligible loans benefiting from this grant program, which was 2.33 percent of total loans receivable, net of PPP loans. Given the unique nature of the Montana only grant program, the $237 million was not included in the Bank loan modifications presented above.

COVID-19 Higher Risk Industries - Enhanced Monitoring

	September 30, 2020						June 30, 2020
(Dollars in thousands)	Enhanced Monitoring Loans Receivable, Net of PPP Loans	Percent of Total Loans Receivable, Net of PPP Loans	Amount of Unexpired Original Loan Modifications	Amount of Re-deferral Loan Modifications	Amount of Remaining Loan Modifications	Loan Modifications (Amount) as a Percent of Enhanced Monitoring Loans Receivable, Net of PPP Loans	Amount of Remaining Loan Modifications	Percent of Loans Receivable, Net of PPP Loans	Loan Modifications (Amount) as a Percent of Enhanced Monitoring Loans Receivable, Net of PPP Loans
Hotel and motel	$422,500	4.15%	44,091	6,679	50,770	12.02%	$300,747	4.20%	71.34%
Restaurant	138,944	1.37%	12,977	6,175	19,152	13.78%	76,632	1.50%	50.91%
Travel and tourism	19,726	0.19%	4,605	397	5,002	25.36%	7,845	0.21%	37.79%
Gaming	14,500	0.14%	1,101	—	1,101	7.59%	9,214	0.15%	60.95%
Oil and gas	22,178	0.22%	1,474	—	1,474	6.65%	6,013	0.23%	26.43%
Total	$617,848	6.08%	64,248	13,251	77,499	12.54%	$400,451	6.29%	63.49%

Excluding the PPP loans, the Company has $618 million, or 6 percent, of its total loan portfolio with direct exposure to industries for which it has identified as higher risk, requiring enhanced monitoring. As of September 30, 2020, $77.5 million have modifications, which was a reduction of $323 million, or 81 percent, from the $400 million of modifications at the end of the prior quarter. During the current quarter the re-deferral rate was 3.94 percent for modified loans whose original deferral period had expired, with no industry category exceeding 15 percent. The Company continues to conduct enhanced portfolio reviews and monitoring for potential credit deterioration.

Supplemental information regarding credit quality and identification of the Company’s loan portfolio based on regulatory classification is provided in the exhibits at the end of this press release. The regulatory classification of loans is based primarily on collateral type while the Company’s loan segments presented herein are based on the purpose of the loan.

Liability Summary

					$ Change from
(Dollars in thousands)	Sep 30, 2020	Jun 30, 2020	Dec 31, 2019	Sep 30, 2019	Jun 30, 2020	Dec 31, 2019	Sep 30, 2019
Deposits
Non-interest bearing deposits	$5,479,311	5,043,704	3,696,627	3,772,766	435,607	1,782,684	1,706,545
NOW and DDA accounts	3,300,152	3,113,863	2,645,404	2,592,483	186,289	654,748	707,669
Savings accounts	1,864,143	1,756,503	1,485,487	1,472,465	107,640	378,656	391,678
Money market deposit accounts	2,557,294	2,403,641	1,937,141	1,940,517	153,653	620,153	616,777
Certificate accounts	979,857	995,536	958,501	955,765	(15,679)	21,356	24,092
Core deposits, total	14,180,757	13,313,247	10,723,160	10,733,996	867,510	3,457,597	3,446,761
Wholesale deposits	119,131	68,285	53,297	134,629	50,846	65,834	(15,498)
Deposits, total	14,299,888	13,381,532	10,776,457	10,868,625	918,356	3,523,431	3,431,263
Repurchase agreements	965,668	881,227	569,824	558,752	84,441	395,844	406,916
Federal Home Loan Bank advances	7,318	37,963	38,611	8,707	(30,645)	(31,293)	(1,389)
Other borrowed funds	32,967	32,546	28,820	14,808	421	4,147	18,159
Subordinated debentures	139,918	139,917	139,914	139,913	1	4	5
Other liabilities	225,219	229,748	169,640	174,586	(4,529)	55,579	50,633
Total liabilities	$15,670,978	14,702,933	11,723,266	11,765,391	968,045	3,947,712	3,905,587

Core deposits of $14.181 billion as of September 30, 2020 increased $868 million, or 7 percent, from the prior quarter. Excluding the SBAZ acquisition, core deposits increased $2.843 billion, or 26 percent, from the prior year third quarter, with non-interest bearing deposits increasing $1.565 billion, or 41 percent. The current year significant increase in deposits was attributable to a number of factors including the PPP loan proceeds deposited by customers and the increase in customer savings rate. Non-interest bearing deposits were 39 percent of total core deposits at September 30, 2020 compared to 35 percent of total core deposits at September 30, 2019.

Federal Home Loan Bank (“FHLB”) advances of $7.3 million at September 30, 2020 decreased $31 million from the prior quarter and decreased $1.4 million from the prior year third quarter. The low level of FHLB advances was the result of the significant increase in core deposits which funded loans and debt security growth. FHLB advances will continue to fluctuate as necessary for balance sheet growth and to supplement liquidity needs of the Company.

Stockholders’ Equity Summary

					$ Change from
(Dollars in thousands, except per share data)	Sep 30, 2020	Jun 30, 2020	Dec 31, 2019	Sep 30, 2019	Jun 30, 2020	Dec 31, 2019	Sep 30, 2019
Common equity	$2,123,991	2,073,806	1,920,507	1,905,306	50,185	203,484	218,685
Accumulated other comprehensive income	131,098	129,909	40,226	48,095	1,189	90,872	83,003
Total stockholders’ equity	2,255,089	2,203,715	1,960,733	1,953,401	51,374	294,356	301,688
Goodwill and core deposit intangible, net	(572,134)	(574,088)	(519,704)	(522,274)	1,954	(52,430)	(49,860)
Tangible stockholders’ equity	$1,682,955	1,629,627	1,441,029	1,431,127	53,328	241,926	251,828

Stockholders’ equity to total assets	12.58%	13.03%	14.33%	14.24%
Tangible stockholders’ equity to total tangible assets	9.70%	9.98%	10.95%	10.84%
Book value per common share	$23.63	23.10	21.25	21.19	0.53	2.38	2.44
Tangible book value per common share	$17.64	17.08	15.61	15.53	0.56	2.03	2.11

Tangible stockholders’ equity of $1.683 billion at September 30, 2020 increased $53 million, or 3 percent, from the prior quarter and was primarily the result of earnings retention. Tangible stockholders’ equity increased $252 million over the prior year third quarter, which was the result of $112 million of Company stock issued for the acquisitions of SBAZ and an increase in other comprehensive income and earnings retention. These increases more than offset the increase in goodwill and core deposit intangible associated with the acquisition. The current year decrease in both the stockholder’s equity to total assets ratio and the tangible stockholders’ equity to total tangible assets ratio was primarily the result of adding $1.448 billion of PPP loans. Tangible book value per common share of $17.64 at the current quarter end increased $0.56 per share from the prior quarter and increased $2.11 per share from a year ago.

Cash Dividends
On September 30, 2020, the Company’s Board of Directors declared a quarterly cash dividend of $0.30 per share. The dividend was payable October 22, 2020 to shareholders of record on October 13, 2020. The dividend was the 142nd consecutive dividend. Future cash dividends will depend on a variety of factors, including net income, capital, asset quality, general economic conditions and regulatory considerations.

S&P MidMidCap 400® Index
During the second quarter of 2020, S&P Dow Jones Indices selected the Company to transition from the S&P SmallCap 600® to the S&P MidCap 400®. S&P MidCap 400® index consists of 400 companies that are chosen with regard to market capitalization, liquidity and industry representations.

Operating Results for Three Months Ended September 30, 2020
Compared to June 30, 2020 and March 31, 2020

Income Summary

	Three Months ended				$ Change from
(Dollars in thousands)	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020	Sep 30, 2019	Jun 30, 2020	Mar 31, 2020	Sep 30, 2019
Net interest income
Interest income	$157,487	155,404	142,865	142,395	2,083	14,622	15,092
Interest expense	6,084	7,185	8,496	10,947	(1,101)	(2,412)	(4,863)
Total net interest income	151,403	148,219	134,369	131,448	3,184	17,034	19,955
Non-interest income
Service charges and other fees	13,404	11,366	14,020	15,138	2,038	(616)	(1,734)
Miscellaneous loan fees and charges	2,084	1,682	1,285	1,775	402	799	309
Gain on sale of loans	35,516	25,858	11,862	10,369	9,658	23,654	25,147
Gain on sale of investments	24	128	863	13,811	(104)	(839)	(13,787)
Other income	2,639	2,190	5,242	1,956	449	(2,603)	683
Total non-interest income	53,667	41,224	33,272	43,049	12,443	20,395	10,618
Total income	205,070	189,443	167,641	174,497	15,627	37,429	30,573
Net interest margin (tax-equivalent)	3.92%	4.12%	4.36%	4.42%

Net Interest Income
The current quarter net interest income of $151 million increased $3.2 million, or 2 percent, over the prior quarter and increased $20.0 million, or 15 percent, from the prior year third quarter. The current quarter interest income of $157 million increased $2.1 million, or 1 percent, compared to the prior quarter which was driven by an increase in income from commercial loans primarily from the PPP loans. The current quarter interest income increased $15.1 million, or 11 percent, over prior year third quarter and was due to an increase in income from commercial loans and an increase in income on debt securities. Included in interest income was interest from the PPP loans of $9.3 million in the current quarter and $7.3 million in the prior quarter.

The current quarter interest expense of $6.1 million decreased $1.1 million, or 15 percent, over the prior quarter primarily as result of a decrease in deposit rates and borrowing interest rates. Current quarter interest expense decreased $4.9 million, or 44 percent, over prior year third quarter which was due to the decrease in higher cost borrowings and a decrease in deposit rates. During the current quarter, the total cost of funding (including non-interest bearing deposits) declined 5 basis points to 16 basis points compared to 21 basis points for the prior quarter primarily as a result of a decrease in rates on both deposits and borrowings. The total cost of funding decreased 23 basis points from the prior year third quarter and was attributable to a decrease in rates and a shift from higher cost borrowings to low cost deposits.

The Company’s net interest margin as a percentage of earning assets, on a tax-equivalent basis, for the current quarter was 3.92 percent compared to 4.12 percent in the prior quarter. The core net interest margin, excluding 2 basis points of discount accretion, 1 basis point of non-accrual interest, and 13 basis points of income from the PPP loans, was 4.02 percent compared to 4.21 in the prior quarter and 4.35 percent in the prior year third quarter. The Company experienced a 19 basis points decrease in the core net interest margin during the current quarter from decreased yields on loans and debt securities which were partially offset by the decrease in the cost of funding. The core net interest margin decreased 33 basis points from the prior year third quarter primarily from a decrease in earning asset yields, primarily loan yields, that outpaced the decrease in the total cost of funding. “The Bank divisions’ reduction in the cost of interest bearing deposits and repurchase agreements while increasing non-interest bearing deposits enabled the total cost of funding to decline by 5 basis points in the current quarter,” said Ron Copher, Chief Financial Officer.

Non-interest Income
Non-interest income for the current quarter totaled $53.7 million which was an increase of $12.4 million, or 30 percent, over the prior quarter and an increase of $10.6 million, or 25 percent, over the same quarter last year. Service charges and other fees of $13.4 million for the current quarter increased $2.0 million, or 18 percent, from the prior quarter. Service charges and other fees decreased $1.7 million from the prior year third quarter due to the decreased overdraft activity. Gain on the sale of loans of $35.5 million for the current quarter increased $9.7 million, or 37 percent, compared to the prior quarter and increased $25.1 million, or 242 percent, from the prior year third quarter due to the significant increase in refinance activity driven by the decrease in interest rates.

During the prior year third quarter, the Company terminated $260 million notional pay-fixed interest rate swaps and corresponding debt along with the sale of $308 million of available-for-sale debt securities. Sale of the investment securities resulted in a gain of $13.8 million in the prior year third quarter. Offsetting the gain was a $10 million loss recognized on the early termination of the interest swaps and a $3.5 million write-off of deferred prepayment penalties on FHLB borrowings.

Non-interest Expense Summary

	Three Months ended				$ Change from
(Dollars in thousands)	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020	Sep 30, 2019	Jun 30, 2020	Mar 31, 2020	Sep 30, 2019
Compensation and employee benefits	$64,866	57,981	59,660	62,509	6,885	5,206	2,357
Occupancy and equipment	9,369	9,357	9,219	8,731	12	150	638
Advertising and promotions	2,779	2,138	2,487	2,719	641	292	60
Data processing	5,597	5,042	5,282	4,466	555	315	1,131
Other real estate owned	186	75	112	166	111	74	20
Regulatory assessments and insurance	1,495	1,037	1,090	593	458	405	902
Loss on termination of hedging activities	—	—	—	13,528	—	—	(13,528)
Core deposit intangibles amortization	2,612	2,613	2,533	2,360	(1)	79	252
Other expenses	18,786	19,898	11,545	15,603	(1,112)	7,241	3,183
Total non-interest expense	$105,690	98,141	91,928	110,675	7,549	13,762	(4,985)

Total non-interest expense of $106 million for the current quarter increased $7.5 million, or 8 percent, over the prior quarter and decreased $5.0 million, or 5 percent, over the prior year third quarter. Compensation and employee benefits increased by $6.9 million, or 12 percent, from the prior quarter which was primarily driven by the decrease in deferring compensation on originating the PPP loans which was $438 thousand in the current quarter compared to $8.4 million in the prior quarter. Compensation and employee benefits increased $2.4 million, or 4 percent, from the prior year third quarter primarily due to an increased number of employees driven by acquisitions and organic growth which more than offset the decrease from the $5.4 million of stock compensation expense in the prior year third quarter related to the Heritage Bancorp acquisition. Occupancy and equipment expense increased $638 thousand, or 7 percent, over the prior year third quarter primarily as a result of increased costs from acquisitions. Data processing expense increased $555 thousand, or 11 percent, over the prior quarter and increased $1.1 million, or 25 percent over the prior year third quarter as a result of the increased cost from acquisitions along with increased investment in technology infrastructure. Regulatory assessment and insurance increased $458 thousand from the prior quarter primarily due to an accrual adjustment in the prior quarter for waiver of the State of Montana regulatory semi-annual assessment for the first half of 2020. Regulatory assessment and insurance increased $902 thousand from the prior year third quarter quarter primarily due to $1.3 million in Small Bank Assessment credits applied in the prior year third quarter. The prior year loss on termination of hedging activities included $3.5 million write-off of the remaining unamortized deferred prepayment penalties on FHLB debt and a $10 million loss on the termination of pay-fixed interest rate swaps with notional amount of $260 million in the prior year third quarter.

Other expenses of $18.8 million, decreased $1.1 million, or 6 percent, from the prior quarter primarily due to a decrease in acquisition-related expenses. Other expenses increased $3.2 million, or 20 percent, over the prior year third quarter and was driven primarily from an increase in expense related to unfunded loan commitments. Current quarter other expenses included acquisition-related expenses of $793 thousand compared to $3.7 million in the prior quarter and $2.1 million in the prior year third quarter. Expense related to unfunded loan commitments was $2.3 million in the current quarter compared to $3.4 million in the prior quarter and no expense in the prior year third quarter. Also included in the current quarter other expenses was $1.9 million for third party consulting regarding improvements in technology, product and service offerings.

Federal and State Income Tax Expense
Tax expense during the third quarter of 2020 was $18.8 million, an increase of $4.5 million, or 31 percent, compared to the prior quarter and an increase of $6.5 million, or 54 percent, from the prior year third quarter.

The effective tax rate in the current quarter was 19 percent compared to 18 percent in the prior quarter and 19 percent prior year third quarter.

Efficiency Ratio
The efficiency ratio was 49.16 percent in the current quarter and 49.29 percent in the prior quarter. Excluding the impact from the PPP loans, the efficiency ratio would have been 51.67 percent in the current quarter, which was a 406 basis points decrease from the prior quarter efficiency ratio of 55.73 percent and was primarily due to the increase in gain on sale of loans. The prior year third quarter efficiency was 65.95 and excluding the impact from the termination of the cash flow hedges and the accelerated stock compensation expense, the efficiency ratio would have been 54.41 percent. Excluding these adjustments, the current quarter efficiency ratio decreased 274 basis points from the prior year third quarter efficiency ratio which was also driven by the increased gain on sale of loans.

Operating Results for Nine Months Ended September 30, 2020
Compared to September 30, 2019

Income Summary

	Nine Months ended
(Dollars in thousands)	Sep 30, 2020	Sep 30, 2019	$ Change	% Change
Net interest income
Interest income	$455,756	$400,896	$54,860	14%
Interest expense	21,765	33,940	(12,175)	(36)%
Total net interest income	433,991	366,956	67,035	18%
Non-interest income
Service charges and other fees	38,790	53,178	(14,388)	(27)%
Miscellaneous loan fees and charges	5,051	3,934	1,117	28%
Gain on sale of loans	73,236	23,929	49,307	206%
Gain on sale of investments	1,015	14,158	(13,143)	(93)%
Other income	10,071	7,158	2,913	41%
Total non-interest income	128,163	102,357	25,806	25%
	$562,154	$469,313	$92,841	20%
Net interest margin (tax-equivalent)	4.12%	4.36%

Net Interest Income
Net-interest income of $434 million for the first nine months of 2020 increased $67.0 million, or 18 percent, over the first nine months of 2019. Interest income of $456 million for the first nine months of 2020 increased $54.9 million, or 14 percent, from the first nine months of 2019 and was primarily attributable to a $45.7 million increase in income from commercial loans, including $16.6 million from the PPP loans. Interest expense of $21.8 million for the first nine months of 2020 decreased $12.2 million, or 36 percent over the prior year same period primarily as a result of decreased higher cost FHLB advances and the decrease in the cost of deposits and borrowings. The total funding cost (including non-interest bearing deposits) for the first nine months of 2020 was 22 basis points, which decreased 20 basis points, or 48 percent, compared to 42 basis points for the first nine months of 2019.

The net interest margin as a percentage of earning assets, on a tax-equivalent basis, for the first nine months of 2020 was 4.12 percent, a 24 basis points decrease from the net interest margin of 4.36 percent for the first nine months of 2019. The core net interest margin, excluding 3 basis points of discount accretion, 1 basis point of non-accrual interest, and 9 basis points of income from the PPP loans was 4.17 compared to a core margin of 4.29 percent in the prior year first nine months. Although the Company was successful in reducing the cost of funding, it was not enough to outpace the decrease in yields on loans and debt securities driven by the current interest rate environment.

Non-interest Income
Non-interest income of $128 million for the first nine months of 2020 increased $25.8 million, or 25 percent, over the same period last year. Service charges and other fees of $38.8 million for 2020 year-to-date decreased $14.4 million, or 27 percent, from the same period prior year as a result of a decrease in overdraft activity and the impact of the Durbin Amendment. As of July 1, 2019, the Company became subject to the Durbin Amendment which established limits on the amount of interchange fees that can be charged to merchants for debit card processing. Gain on the sale of loans of $73.2 million for the first nine months of 2020, increased $49.3 million, or 206 percent, compared to the prior year as a result significant increase in refinance activity driven by the decrease in interest rates. Other income increased $2.9 million from the prior year and was primarily the result of a gain of $2.4 million on the sale of a former branch building in the first quarter of 2020.

Non-interest Expense Summary

	Nine Months ended
(Dollars in thousands)	Sep 30, 2020	Sep 30, 2019	$ Change	% Change
Compensation and employee benefits	$182,507	$167,210	$15,297	9%
Occupancy and equipment	27,945	25,348	2,597	10%
Advertising and promotions	7,404	7,874	(470)	(6)%
Data processing	15,921	12,420	3,501	28%
Other real estate owned	373	496	(123)	(25)%
Regulatory assessments and insurance	3,622	3,726	(104)	(3)%
Loss on termination of hedging activities	—	13,528	(13,528)	(100)%
Core deposit intangibles amortization	7,758	5,919	1,839	31%
Other expenses	50,229	43,154	7,075	16%
Total non-interest expense	$295,759	$279,675	$16,084	6%

Total non-interest expense of $296 million for the first nine months of 2020 increased $16.1 million, or 6 percent, over the prior year same period. Compensation and employee benefits for the first nine months of 2020 increased $15.3 million, or 9 percent, from the same period last year due to the increased number of employees from acquisitions and organic growth and annual salary increases which more than offset the $8.9 million deferral of compensation cost from the PPP loans in the current year and the $5.4 million of stock compensation expense in the prior year from the Heritage Bancorp acquisition. Occupancy and equipment expense for the first nine months of 2020 increased $2.6 million, or 10 percent from the prior year primarily from increased cost from acquisitions. Data processing expense for the first nine months of 2020 increased $3.5 million, or 28 percent, from the prior year as a result of the increased costs from acquisitions along with increased investment in technology infrastructure. Other expenses of $50.2 million, increased $7.1 million, or 16 percent, from the prior year and was primarily driven by an increase in expense related to unfunded loan commitments and an increase in acquisition-related expenses. Acquisition-related expenses were $7.3 million in the current year first nine months compared to $4.1 million in the prior year first nine months. In the current year-to-date period, there was $2.1 million of expense related to unfunded loan commitments which was primarily attributable to the economic forecast related to COVID-19.

Credit Loss Expense
The credit loss expense was $39.2 million for the first nine months of 2020, an increase of $39.1 million from the same period in the prior year, this increase was primarily attributable to changes in the economic forecast related to COVID-19. Net charge-offs during the first nine months of 2020 were $2.9 million compared to $5.8 million during the same period in 2019.

Federal and State Income Tax Expense
Tax expense of $42.7 million in the first nine months of 2020 increased $6.2 million, or 17 percent, over the prior year same period. The effective tax rate year-to-date in 2020 and 2019 was 19 percent.

Efficiency Ratio
The efficiency ratio was 50.21 percent for the first nine months of 2020. Excluding the impact from the PPP loans, the efficiency ratio would have been 53.30 percent. The prior year first nine months efficiency ratio was 58.82 and excluding the impact from the termination of the cash flow hedges and the accelerated stock compensation expense, the efficiency ratio would have been 54.74 percent. Excluding these adjustments, the current year efficiency ratio decreased 144 basis points from the prior year efficiency ratio which was driven by the increased gain on sale of loans and increase in net interest income that more than offset the decrease in service fee income from the Durbin Amendment and increases in compensation expense.

Forward-Looking Statements
This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about management’s plans, objectives, expectations and intentions that are not historical facts, and other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “should,” “projects,” “seeks,” “estimates” or words of similar meaning. These forward-looking statements are based on current beliefs and expectations of management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations in the forward-looking statements, including those set forth in this news release:

•the risks associated with lending and potential adverse changes of the credit quality of loans in the Company’s portfolio;
•changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System or the Federal Reserve Board, which could adversely affect the Company’s net interest income and profitability;
•changes in the cost and scope of insurance from the Federal Deposit Insurance Corporation and other third parties;
•legislative or regulatory changes, such as the recently adopted CARES Act addressing the economic effects of the COVID-19 pandemic, as well as increased banking and consumer protection regulation that adversely affect the Company’s business, both generally and as a result of the Company exceeding $10 billion in total consolidated assets;
•ability to complete pending or prospective future acquisitions;
•costs or difficulties related to the completion and integration of acquisitions;
•the goodwill the Company has recorded in connection with acquisitions could become impaired, which may have an adverse impact on earnings and capital;
•reduced demand for banking products and services;
•the reputation of banks and the financial services industry could deteriorate, which could adversely affect the Company's ability to obtain and maintain customers;

•competition among financial institutions in the Company's markets may increase significantly;
•the risks presented by continued public stock market volatility, which could adversely affect the market price of the Company’s common stock and the ability to raise additional capital or grow the Company through acquisitions;
•the projected business and profitability of an expansion or the opening of a new branch could be lower than expected;
•consolidation in the financial services industry in the Company’s markets resulting in the creation of larger financial institutions who may have greater resources could change the competitive landscape;
•dependence on the Chief Executive Officer, the senior management team and the Presidents of Glacier Bank divisions;
•material failure, potential interruption or breach in security of the Company’s systems and technological changes which could expose us to new risks (e.g., cybersecurity), fraud or system failures;
•natural disasters, including fires, floods, earthquakes, and other unexpected events;
•the Company’s success in managing risks involved in the foregoing; and
•the effects of any reputational damage to the Company resulting from any of the foregoing.

The Company does not undertake any obligation to publicly correct or update any forward-looking statement if it later becomes aware that actual results are likely to differ materially from those expressed in such forward-looking statement.

Conference Call Information
A conference call for investors is scheduled for 11:00 a.m. Eastern Time on Friday, October 23, 2020. The conference call will be accessible by telephone and webcast. Interested individuals are invited to listen to the call by dialing 877-561-2748 and conference ID 1497135. To participate on the webcast, log on to: https://edge.media-server.com/mmc/p/or6wd4fi. If you are unable to participate during the live webcast, the call will be archived on our website, www.glacierbancorp.com, or by calling 855-859-2056 with the ID 1497135 by November 6, 2020.

About Glacier Bancorp, Inc.
Glacier Bancorp, Inc. (NASDAQ:GBCI), a member of the Russell 2000® and the S&P MidCap 400® indices, is the parent company for Glacier Bank and its Bank divisions: Bank of the San Juans (Durango, CO), Citizens Community Bank (Pocatello, ID), Collegiate Peaks Bank (Buena Vista, CO), First Bank of Montana (Lewistown, MT), First Bank of Wyoming (Powell, WY), First Community Bank Utah (Layton, UT), First Security Bank (Bozeman, MT), First Security Bank of Missoula (Missoula, MT), First State Bank (Wheatland, WY), Glacier Bank (Kalispell, MT), Heritage Bank of Nevada (Reno, NV), Mountain West Bank (Coeur d’Alene, ID), North Cascades Bank (Chelan, WA), The Foothills Bank (Yuma, AZ), Valley Bank of Helena (Helena, MT), and Western Security Bank (Billings, MT).

Glacier Bancorp, Inc.
Unaudited Condensed Consolidated Statements of Financial Condition

(Dollars in thousands, except per share data)	Sep 30, 2020	Jun 30, 2020	Dec 31, 2019	Sep 30, 2019
Assets
Cash on hand and in banks	$249,245	212,681	198,639	233,623
Federal funds sold	590	—	—	—
Interest bearing cash deposits	520,044	334,929	132,322	172,761
Cash and cash equivalents	769,879	547,610	330,961	406,384
Debt securities, available-for-sale	4,125,548	3,533,950	2,575,252	2,459,036
Debt securities, held-to-maturity	193,509	203,275	224,611	234,992
Total debt securities	4,319,057	3,737,225	2,799,863	2,694,028
Loans held for sale, at fair value	147,937	115,345	69,194	100,441
Loans receivable	11,618,731	11,453,378	9,512,810	9,541,088
Allowance for credit losses	(164,552)	(162,509)	(124,490)	(125,535)
Loans receivable, net	11,454,179	11,290,869	9,388,320	9,415,553
Premises and equipment, net	326,925	326,005	310,309	307,590
Other real estate owned	5,361	4,743	5,142	7,148
Accrued interest receivable	91,393	77,363	56,047	63,294
Deferred tax asset	—	—	2,037	—
Core deposit intangible, net	58,121	60,733	63,286	65,852
Goodwill	514,013	513,355	456,418	456,422
Non-marketable equity securities	10,366	11,592	11,623	10,427
Bank-owned life insurance	123,095	122,388	109,428	108,814
Other assets	105,741	99,420	81,371	82,839
Total assets	$17,926,067	16,906,648	13,683,999	13,718,792
Liabilities
Non-interest bearing deposits	$5,479,311	5,043,704	3,696,627	3,772,766
Interest bearing deposits	8,820,577	8,337,828	7,079,830	7,095,859
Securities sold under agreements to repurchase	965,668	881,227	569,824	558,752
FHLB advances	7,318	37,963	38,611	8,707
Other borrowed funds	32,967	32,546	28,820	14,808
Subordinated debentures	139,918	139,917	139,914	139,913
Accrued interest payable	3,951	4,211	4,686	4,435
Deferred tax liability	17,227	25,213	—
Other liabilities	204,041	200,324	164,954	170,151
Total liabilities	15,670,978	14,702,933	11,723,266	11,765,391
Commitments and Contingent Liabilities
Stockholders’ Equity
Preferred shares, $0.01 par value per share, 1,000,000 shares authorized, none issued or outstanding	—	—	—	—
Common stock, $0.01 par value per share, 117,187,500 shares authorized	954	954	923	922
Paid-in capital	1,493,928	1,492,817	1,378,534	1,375,785
Retained earnings - substantially restricted	629,109	580,035	541,050	528,599
Accumulated other comprehensive income	131,098	129,909	40,226	48,095
Total stockholders’ equity	2,255,089	2,203,715	1,960,733	1,953,401
Total liabilities and stockholders’ equity	$17,926,067	16,906,648	13,683,999	13,718,792

Glacier Bancorp, Inc.
Unaudited Condensed Consolidated Statements of Operations

	Three Months ended				Nine Months ended
(Dollars in thousands, except per share data)	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020	Sep 30, 2019	Sep 30, 2020	Sep 30, 2019
Interest Income
Debt securities	$25,381	25,833	21,014	21,357	72,228	64,600
Residential real estate loans	11,592	12,098	11,526	12,156	35,216	34,345
Commercial loans	109,514	106,343	98,684	97,224	314,541	268,806
Consumer and other loans	11,000	11,130	11,641	11,658	33,771	33,145
Total interest income	157,487	155,404	142,865	142,395	455,756	400,896
Interest Expense
Deposits	3,952	4,587	5,581	6,214	14,120	17,179
Securities sold under agreements to repurchase	886	908	989	999	2,783	2,687
Federal Home Loan Bank advances	70	268	346	2,035	684	8,937
Other borrowed funds	173	172	128	47	473	123
Subordinated debentures	1,003	1,250	1,452	1,652	3,705	5,014
Total interest expense	6,084	7,185	8,496	10,947	21,765	33,940
Net Interest Income	151,403	148,219	134,369	131,448	433,991	366,956
Credit loss expense	2,869	13,552	22,744	—	39,165	57
Net interest income after credit loss expense	148,534	134,667	111,625	131,448	394,826	366,899
Non-Interest Income
Service charges and other fees	13,404	11,366	14,020	15,138	38,790	53,178
Miscellaneous loan fees and charges	2,084	1,682	1,285	1,775	5,051	3,934
Gain on sale of loans	35,516	25,858	11,862	10,369	73,236	23,929
Gain on sale of debt securities	24	128	863	13,811	1,015	14,158
Other income	2,639	2,190	5,242	1,956	10,071	7,158
Total non-interest income	53,667	41,224	33,272	43,049	128,163	102,357
Non-Interest Expense
Compensation and employee benefits	64,866	57,981	59,660	62,509	182,507	167,210
Occupancy and equipment	9,369	9,357	9,219	8,731	27,945	25,348
Advertising and promotions	2,779	2,138	2,487	2,719	7,404	7,874
Data processing	5,597	5,042	5,282	4,466	15,921	12,420
Other real estate owned	186	75	112	166	373	496
Regulatory assessments and insurance	1,495	1,037	1,090	593	3,622	3,726
Loss on termination of hedging activities	—	—	—	13,528	—	13,528
Core deposit intangibles amortization	2,612	2,613	2,533	2,360	7,758	5,919
Other expenses	18,786	19,898	11,545	15,603	50,229	43,154
Total non-interest expense	105,690	98,141	91,928	110,675	295,759	279,675
Income Before Income Taxes	96,511	77,750	52,969	63,822	227,230	189,581
Federal and state income tax expense	18,754	14,306	9,630	12,212	42,690	36,447
Net Income	$77,757	63,444	43,339	51,610	184,540	153,134

Glacier Bancorp, Inc.
Average Balance Sheets

	Three Months ended
	September 30, 2020			June 30, 2020
(Dollars in thousands)	Average Balance	Interest & Dividends	Average Yield/ Rate	Average Balance	Interest & Dividends	Average Yield/ Rate
Assets
Residential real estate loans	$1,010,503	$11,592	4.59%	$1,048,095	$12,098	4.62%
Commercial loans [1]	9,636,631	110,847	4.58%	9,235,881	107,632	4.69%
Consumer and other loans	957,284	11,000	4.57%	957,798	11,130	4.67%
Total loans [2]	11,604,418	133,439	4.57%	11,241,774	130,860	4.68%
Tax-exempt investment securities [2]	1,379,577	13,885	4.03%	1,401,603	14,248	4.07%
Taxable investment securities [4]	2,809,545	14,568	2.07%	2,266,707	14,730	2.60%
Total earning assets	15,793,540	161,892	4.08%	14,910,084	159,838	4.31%
Goodwill and intangibles	572,759			575,296
Non-earning assets	794,165			797,403
Total assets	$17,160,464			$16,282,783
Liabilities
Non-interest bearing deposits	$5,171,984	$—	—%	$4,733,485	$—	—%
NOW and DDA accounts	3,218,536	642	0.08%	3,018,706	687	0.09%
Savings accounts	1,804,438	166	0.04%	1,687,448	175	0.04%
Money market deposit accounts	2,453,659	1,161	0.19%	2,300,787	1,240	0.22%
Certificate accounts	981,385	1,936	0.78%	1,013,188	2,408	0.96%
Total core deposits	13,630,002	3,905	0.11%	12,753,614	4,510	0.14%
Wholesale deposits [5]	86,852	47	0.22%	68,503	77	0.46%
FHLB advances	21,273	70	1.30%	182,061	268	0.58%
Repurchase agreements and other borrowed funds	1,049,002	2,062	0.78%	913,744	2,330	1.03%
Total funding liabilities	14,787,129	6,084	0.16%	13,917,922	7,185	0.21%
Other liabilities	120,294			180,935
Total liabilities	14,907,423			14,098,857
Stockholders’ Equity
Common stock	954			954
Paid-in capital	1,493,353			1,492,230
Retained earnings	622,099			575,455
Accumulated other comprehensive income	136,635			115,287
Total stockholders’ equity	2,253,041			2,183,926
Total liabilities and stockholders’ equity	$17,160,464			$16,282,783
Net interest income (tax-equivalent)		$155,808			$152,653
Net interest spread (tax-equivalent)			3.92%			4.10%
Net interest margin (tax-equivalent)			3.92%			4.12%
______________________________
1 Includes tax effect of $1.3 million and $1.3 million on tax-exempt municipal loan and lease income for the three months ended September 30, 2020 and June 30, 2020, respectively.
2 Total loans are gross of the allowance for credit losses, net of unearned income and include loans held for sale. Non-accrual loans were included in the average volume for the entire period.
3 Includes tax effect of $2.8 million and $2.9 million on tax-exempt debt securities income for the three months ended September 30, 2020 and June 30, 2020, respectively.
4 Includes tax effect of $266 thousand and $266 thousand on federal income tax credits for the three months ended September 30, 2020 and June 30, 2020, respectively.
5 Wholesale deposits include brokered deposits classified as NOW, DDA, money market deposit and certificate accounts.

Glacier Bancorp, Inc.
Average Balance Sheets (continued)

	Three Months ended
	September 30, 2020			September 30, 2019
(Dollars in thousands)	Average Balance	Interest & Dividends	Average Yield/ Rate	Average Balance	Interest & Dividends	Average Yield/ Rate
Assets
Residential real estate loans	$1,010,503	$11,592	4.59%	$994,906	$12,156	4.89%
Commercial loans [1]	9,636,631	110,847	4.58%	7,378,337	98,465	5.29%
Consumer and other loans	957,284	11,000	4.57%	906,148	11,658	5.10%
Total loans [2]	11,604,418	133,439	4.57%	9,279,391	122,279	5.23%
Tax-exempt debt securities [3]	1,379,577	13,885	4.03%	899,914	9,280	4.13%
Taxable debt securities [4]	2,809,545	14,568	2.07%	1,917,045	14,250	2.97%
Total earning assets	15,793,540	161,892	4.08%	12,096,350	145,809	4.78%
Goodwill and intangibles	572,759			429,191
Non-earning assets	794,165			672,550
Total assets	$17,160,464			$13,198,091
Liabilities
Non-interest bearing deposits	$5,171,984	$—	—%	$3,513,908	$—	—%
NOW and DDA accounts	3,218,536	642	0.08%	2,473,375	1,091	0.17%
Savings accounts	1,804,438	166	0.04%	1,445,323	270	0.07%
Money market deposit accounts	2,453,659	1,161	0.19%	1,845,184	1,540	0.33%
Certificate accounts	981,385	1,936	0.78%	929,441	2,412	1.03%
Total core deposits	13,630,002	3,905	0.11%	10,207,231	5,313	0.21%
Wholesale deposits [5]	86,852	47	0.22%	146,339	901	2.44%
FHLB advances	21,273	70	1.30%	222,449	2,035	3.58%
Repurchase agreements and other borrowed funds	1,049,002	2,062	0.78%	645,426	2,698	1.66%
Total funding liabilities	14,787,129	6,084	0.16%	11,221,445	10,947	0.39%
Other liabilities	120,294			101,806
Total liabilities	14,907,423			11,323,251
Stockholders’ Equity
Common stock	954			903
Paid-in capital	1,493,353			1,292,182
Retained earnings	622,099			531,181
Accumulated other comprehensive income	136,635			50,574
Total stockholders’ equity	2,253,041			1,874,840
Total liabilities and stockholders’ equity	$17,160,464			$13,198,091
Net interest income (tax-equivalent)		$155,808			$134,862
Net interest spread (tax-equivalent)			3.92%			4.39%
Net interest margin (tax-equivalent)			3.92%			4.42%
______________________________
1 Includes tax effect of $1.3 million and $1.2 million on tax-exempt municipal loan and lease income for the three months ended September 30, 2020 and 2019, respectively.
2 Total loans are gross of the allowance for credit losses, net of unearned income and include loans held for sale. Non-accrual loans were included in the average volume for the entire period.
3 Includes tax effect of $2.8 million and $1.9 million on tax-exempt debt securities income for the three months ended September 30, 2020 and 2019, respectively.
4 Includes tax effect of $266 thousand and $275 thousand on federal income tax credits for the three months ended September 30, 2020 and 2019, respectively.
5 Wholesale deposits include brokered deposits classified as NOW, DDA, money market deposit and certificate accounts.

Glacier Bancorp, Inc.
Average Balance Sheets (continued)

	Nine Months ended
	September 30, 2020			September 30, 2019
(Dollars in thousands)	Average Balance	Interest & Dividends	Average Yield/ Rate	Average Balance	Interest & Dividends	Average Yield/ Rate
Assets
Residential real estate loans	$1,013,072	$35,216	4.63%	$950,516	$34,345	4.82%
Commercial loans [1]	8,896,708	318,435	4.78%	6,905,151	272,269	5.27%
Consumer and other loans	947,372	33,771	4.76%	871,544	33,145	5.08%
Total loans [2]	10,857,152	387,422	4.77%	8,727,211	339,759	5.21%
Tax-exempt debt securities [3]	1,237,779	37,542	4.04%	938,998	29,212	4.15%
Taxable debt securities [4]	2,380,184	43,070	2.41%	1,891,560	42,225	2.98%
Total earning assets	14,475,115	468,034	4.32%	11,557,769	411,196	4.76%
Goodwill and intangibles	562,533			373,207
Non-earning assets	760,758			593,011
Total assets	$15,798,406			$12,523,987
Liabilities
Non-interest bearing deposits	$4,528,500	$—	—%	$3,182,783	$—	—%
NOW and DDA accounts	2,971,702	2,244	0.10%	2,396,828	3,037	0.17%
Savings accounts	1,670,722	580	0.05%	1,398,539	757	0.07%
Money market deposit accounts	2,262,781	4,025	0.24%	1,733,245	3,675	0.28%
Certificate accounts	986,807	6,940	0.94%	912,283	6,648	0.97%
Total core deposits	12,420,512	13,789	0.15%	9,623,678	14,117	0.20%
Wholesale deposits [5]	70,880	332	0.63%	159,314	3,062	2.57%
FHLB advances	103,700	684	0.87%	349,998	8,937	3.37%
Repurchase agreements and other borrowed funds	892,418	6,960	1.04%	598,907	7,824	1.75%
Total funding liabilities	13,487,510	21,765	0.22%	10,731,897	33,940	0.42%
Other liabilities	149,423			109,090
Total liabilities	13,636,933			10,840,987
Stockholders’ Equity
Common stock	947			870
Paid-in capital	1,467,623			1,152,076
Retained earnings	586,963			501,158
Accumulated other comprehensive income	105,940			28,896
Total stockholders’ equity	2,161,473			1,683,000
Total liabilities and stockholders’ equity	$15,798,406			$12,523,987
Net interest income (tax-equivalent)		$446,269			$377,256
Net interest spread (tax-equivalent)			4.10%			4.34%
Net interest margin (tax-equivalent)			4.12%			4.36%
______________________________
1 Includes tax effect of $3.9 million and $3.5 million on tax-exempt municipal loan and lease income for the six months ended September 30, 2020 and 2019, respectively.
2 Total loans are gross of the allowance for credit losses, net of unearned income and include loans held for sale. Non-accrual loans were included in the average volume for the entire period.
3 Includes tax effect of $7.6 million and $6.0 million on tax-exempt debt securities income for the six months ended September 30, 2020 and 2019, respectively.
4 Includes tax effect of $798 thousand and $863 thousand on federal income tax credits for the six months ended September 30, 2020 and 2019, respectively.
5 Wholesale deposits include brokered deposits classified as NOW, DDA, money market deposit and certificate accounts.

Glacier Bancorp, Inc.
Loan Portfolio by Regulatory Classification

	Loans Receivable, by Loan Type				% Change from
(Dollars in thousands)	Sep 30, 2020	Jun 30, 2020	Dec 31, 2019	Sep 30, 2019	Jun 30, 2020	Dec 31, 2019	Sep 30, 2019
Custom and owner occupied construction	$166,195	$177,172	$143,479	$147,626	(6)%	16%	13%
Pre-sold and spec construction	157,242	161,964	180,539	207,596	(3)%	(13)%	(24)%
Total residential construction	323,437	339,136	324,018	355,222	(5)%	—%	(9)%
Land development	96,814	94,667	101,592	103,090	2%	(5)%	(6)%
Consumer land or lots	122,019	120,015	125,759	128,668	2%	(3)%	(5)%
Unimproved land	64,770	63,459	62,563	71,467	2%	4%	(9)%
Developed lots for operative builders	30,871	26,647	17,390	13,782	16%	78%	124%
Commercial lots	62,445	60,563	46,408	64,904	3%	35%	(4)%
Other construction	537,105	477,922	478,368	443,947	12%	12%	21%
Total land, lot, and other construction	914,024	843,273	832,080	825,858	8%	10%	11%
Owner occupied	1,889,512	1,855,994	1,667,526	1,666,211	2%	13%	13%
Non-owner occupied	2,259,062	2,238,586	2,017,375	2,023,262	1%	12%	12%
Total commercial real estate	4,148,574	4,094,580	3,684,901	3,689,473	1%	13%	12%
Commercial and industrial	2,308,710	2,342,081	991,580	1,009,310	(1)%	133%	129%
Agriculture	747,145	714,227	701,363	718,255	5%	7%	4%
1st lien	1,256,111	1,227,514	1,186,889	1,208,096	2%	6%	4%
Junior lien	43,355	47,121	53,571	53,931	(8)%	(19)%	(20)%
Total 1-4 family	1,299,466	1,274,635	1,240,460	1,262,027	2%	5%	3%
Multifamily residential	359,030	343,870	342,498	350,622	4%	5%	2%
Home equity lines of credit	651,546	655,492	617,900	612,775	(1)%	5%	6%
Other consumer	191,761	181,402	174,643	171,633	6%	10%	12%
Total consumer	843,307	836,894	792,543	784,408	1%	6%	8%
States and political subdivisions	617,624	581,673	533,023	471,599	6%	16%	31%
Other	205,351	198,354	139,538	174,755	4%	47%	18%
Total loans receivable, including loans held for sale	11,766,668	11,568,723	9,582,004	9,641,529	2%	23%	22%
Less loans held for sale [1]	(147,937)	(115,345)	(69,194)	(100,441)	28%	114%	47%
Total loans receivable	$11,618,731	$11,453,378	$9,512,810	$9,541,088	1%	22%	22%
______________________________
1 Loans held for sale are primarily 1st lien 1-4 family loans.

Glacier Bancorp, Inc.
Credit Quality Summary by Regulatory Classification

	Non-performing Assets, by Loan Type				Non- Accrual Loans	Accruing Loans 90 Days or More Past Due	Other Real Estate Owned
(Dollars in thousands)	Sep 30, 2020	Jun 30, 2020	Dec 31, 2019	Sep 30, 2019	Sep 30, 2020	Sep 30, 2020	Sep 30, 2020
Custom and owner occupied construction	$249	440	185	283	249	—	—
Pre-sold and spec construction	—	—	743	1,219	—	—	—
Total residential construction	249	440	928	1,502	249	—	—
Land development	450	659	852	1,006	202	—	248
Consumer land or lots	223	427	330	828	61	—	162
Unimproved land	417	663	1,181	8,781	270	—	147
Commercial lots	682	529	529	575	153	—	529
Other construction	—	—	—	—	—	—	—
Total land, lot and other construction	1,772	2,278	2,892	11,190	686	—	1,086
Owner occupied	9,077	9,424	4,608	8,251	7,338	—	1,739
Non-owner occupied	4,879	5,482	8,229	9,271	4,879	—	—
Total commercial real estate	13,956	14,906	12,837	17,522	12,217	—	1,739
Commercial and industrial	8,571	5,039	5,297	6,135	7,614	396	561
Agriculture	8,972	11,087	2,288	3,469	7,011	1,961	—
1st lien	6,559	7,634	8,671	9,420	4,698	217	1,644
Junior lien	986	746	569	669	815	171	—
Total 1-4 family	7,545	8,380	9,240	10,089	5,513	388	1,644
Multifamily residential	—	92	201	206	—	—	—
Home equity lines of credit	2,903	3,048	2,618	3,553	2,550	80	273
Other consumer	407	412	837	1,098	241	108	58
Total consumer	3,310	3,460	3,455	4,651	2,791	188	331
Other	288	289	299	313	269	19	—
Total	$44,663	45,971	37,437	55,077	36,350	2,952	5,361

Glacier Bancorp, Inc.
Credit Quality Summary by Regulatory Classification (continued)

	Accruing 30-89 Days Delinquent Loans, by Loan Type				% Change from
(Dollars in thousands)	Sep 30, 2020	Jun 30, 2020	Dec 31, 2019	Sep 30, 2019	Jun 30, 2020	Dec 31, 2019	Sep 30, 2019
Custom and owner occupied construction	$448	$—	$637	$49	n/m	(30)%	814%
Pre-sold and spec construction	—	—	148	8	n/m	(100)%	(100)%
Total residential construction	448	—	785	57	n/m	(43)%	686%
Land development	—	—	—	1,282	n/m	n/m	(100)%
Consumer land or lots	220	248	672	836	(11)%	(67)%	(74)%
Unimproved land	381	411	558	8	(7)%	(32)%	4,663%
Developed lots for operative builders	—	—	2	—	n/m	(100)%	n/m
Commercial lots	—	153	—	—	(100)	n/m	n/m
Other construction	—	—	—	142	n/m	n/m	(100)
Total land, lot and other construction	601	812	1,232	2,268	(26)%	(51)%	(74)%
Owner occupied	3,163	1,512	3,052	2,949	109%	4%	7%
Non-owner occupied	1,157	966	1,834	1,286	20%	(37)%	(10)%
Total commercial real estate	4,320	2,478	4,886	4,235	74%	(12)%	2%
Commercial and industrial	2,354	4,127	2,036	12,780	(43)%	16%	(82)%
Agriculture	2,795	12,084	4,298	1,290	(77)%	(35)%	117%
1st lien	2,589	656	4,711	2,521	295%	(45)%	3%
Junior lien	738	160	624	715	361%	18%	3%
Total 1-4 family	3,327	816	5,335	3,236	308%	(38)%	3%
Home equity lines of credit	2,200	3,330	2,352	4,162	(34)%	(6)%	(47)%
Other consumer	789	739	1,187	1,388	7%	(34)%	(43)%
Total consumer	2,989	4,069	3,539	5,550	(27)%	(16)%	(46)%
States and political subdivisions	—	124	—	—	(100)	n/m	n/m
Other	797	715	1,081	389	11%	(26)%	105%
Total	$17,631	$25,225	$23,192	$29,954	(30)%	(24)%	(41)%
______________________________
n/m - not measurable

Glacier Bancorp, Inc.
Credit Quality Summary by Regulatory Classification (continued)

	Net Charge-Offs (Recoveries), Year-to-Date Period Ending, By Loan Type				Charge-Offs	Recoveries
(Dollars in thousands)	Sep 30, 2020	Jun 30, 2020	Dec 31, 2019	Sep 30, 2019	Sep 30, 2020	Sep 30, 2020
Custom and owner occupied construction	$(9)	—	98	—	—	9
Pre-sold and spec construction	(19)	(12)	(18)	(12)	—	19
Total residential construction	(28)	(12)	80	(12)	—	28
Land development	(63)	(50)	(30)	(25)	—	63
Consumer land or lots	(217)	(17)	(138)	(160)	7	224
Unimproved land	(489)	(287)	(311)	(271)	—	489
Developed lots for operative builders	—	—	(18)	(18)	—	—
Commercial lots	(5)	(3)	(6)	(4)	—	5
Other construction	—	—	(142)	(142)	—	—
Total land, lot and other construction	(774)	(357)	(645)	(620)	7	781
Owner occupied	(82)	(49)	(479)	(35)	52	134
Non-owner occupied	246	115	2,015	1,861	295	49
Total commercial real estate	164	66	1,536	1,826	347	183
Commercial and industrial	740	576	1,472	1,066	1,317	577
Agriculture	309	33	21	(32)	315	6
1st lien	(27)	—	(12)	189	21	48
Junior lien	(169)	(129)	(303)	(254)	28	197
Total 1-4 family	(196)	(129)	(315)	(65)	49	245
Multifamily residential	(244)	(43)	—	—	—	244
Home equity lines of credit	79	24	19	(25)	310	231
Other consumer	233	161	603	380	445	212
Total consumer	312	185	622	355	755	443
Other	2,589	1,727	4,035	3,243	5,075	2,486
Total	$2,872	2,046	6,806	5,761	7,865	4,993

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